Exhibit 15.2

Consent of independent registered public accounting firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-222000) of Orange and subsidiaries (the "Group") of our joint reports dated February 13, 2020, with respect to the consolidated financial statements of the Group as of and for each of the three years ended December 31, 2019, December 31, 2018 and December 31, 2017 and the effectiveness of internal control over financial reporting of the Group as of December 31, 2019, included in this Annual Report (Form 20-F) of the Group for the year ended December 31, 2019.

ERNST & YOUNG Audit

Paris-La Défense

April 21, 2020